                                                            Exhibit 99.B(11)(ii)




               AMENDMENT TO INVESTMENT COMPANY SERVICES AGREEMENT

         This Agreement, dated as of the 11TH day of NOVEMBER, 1997 made by and between Matthews International Funds, a Delaware business trust (the "Trust") operating as a registered investment company under the Investment Company Act of 1940, as amended, and duly organized and existing under the laws of the State of Delaware and FPS Services, Inc. ("FPS Services"), a corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").

                                WITNESSETH THAT:

         WHEREAS, the Parties originally entered into an Investment Company Services Agreement dated October 1, 1997 (the "Agreement"), wherein FPS Services agreed to provide certain services to the Trust; and

         WHEREAS, the Parties wish to amend the Agreement to provide for the issuance of an additional class of shares and a separate series of shares;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

         1. To the addition of Class A shares for MATTHEWS PACIFIC TIGER FUND AND MATTHEWS KOREA FUND as set forth on the attached amended Schedule "C".

         2. The addition of the MATTHEWS DRAGON CENTURY CHINA FUND - CLASS A AND CLASS I, as set forth on the attached amended Schedule "C".

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement consisting of one typewritten page, together with an amended Schedule "C", to be signed by their duly authorized officers as of the day and year first above written.

Matthews International Funds                                FPS Services, Inc.

-------------------------------------             ------------------------------
By: G. Paul Matthews, President                   By: